Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO §240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO §240.13d-2

(Amendment No. 1)*

Epocrates, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

29429D103

(CUSIP Number)

December 31, 2012

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 29429D103	13G	Page 2 of 17 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund V, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 29429D103	13G	Page 3 of 17 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Management Company V, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

CUSIP NUMBER 29429D103	13G	Page 4 of 17 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners V, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

CUSIP NUMBER 29429D103	13G	Page 5 of 17 Pages

1.	Names of Reporting Persons Timothy Draper Living Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 67,475 (See Items 2 and 4)
	6.	Shared Voting Power 247,939* (See Items 2 and 4)
	7.	Sole Dispositive Power 67,475 (See Items 2 and 4)
	8.	Shared Dispositive Power 247,939* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 315,414* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.27%
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 225,660 are directly held by The Timothy Cook Draper 2010 Annuity Trust (“Draper Annuity Trust”). Mr. Draper is the trustee of the Draper Annuity Trust and has sole investment and voting power and 22,279 shares are held by JABE, LLC, a California limited liability company (“JABE”). Mr. Draper is the Managing Member of JABE and has voting and investment power.

CUSIP NUMBER 29429D103	13G	Page 6 of 17 Pages

1.	Names of Reporting Persons The Timothy Cook Draper 2010 Annuity Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 225,660 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 225,660 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 225,660 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.91%
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 29429D103	13G	Page 7 of 17 Pages

1.	Names of Reporting Persons John H. N. Fisher
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (see Instructions) IN

CUSIP NUMBER 29429D103	13G	Page 8 of 17 Pages

1.	Names of Reporting Persons John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated 3/27/08
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 50,199 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 50,199 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 50,199 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.20%
12.	Type of Reporting Person (see Instructions) IN

CUSIP NUMBER 29429D103	13G	Page 9 of 17 Pages

1.	Names of Reporting Persons Stephen T. Jurvetson
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 36,834
	6.	Shared Voting Power 0 (See Items 2 and 4)
	7.	Sole Dispositive Power 36,834
	8.	Shared Dispositive Power 0 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 36,834 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.15%
12.	Type of Reporting Person (see Instructions) IN

CUSIP NUMBER 29429D103	13G	Page 10 of 17 Pages

1.	Names of Reporting Persons JABE, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 22,279
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 22,279
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,279 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.09%
12.	Type of Reporting Person (see Instructions) OO (limited liability company

CUSIP NUMBER 29429D103	13G	Page 11 of 17 Pages

Item 1	(a)	Name of Issuer:

Epocrates, Inc.

Item 1	(b)	Address of Issuer’s principal executive offices:

1100 Park Place, Suite 300 San Mateo, CA 94403

Item 2.	This Schedule 13G is filed on behalf of (i) Draper Fisher Jurvetson Fund V, L.P., a California limited partnership, (ii) Draper Fisher Jurvetson Management Company V, LLC, a California limited liability company, (iii) Draper Fisher Jurvetson Partners V, LLC, a California limited liability company, (iv) Timothy Draper Living Trust, a trust formed under the laws of the State of California (“Draper Living Trust”), (v) The Timothy Cook Draper 2010 Annuity Trust, a trust formed under the laws of the State of California (the “Draper Trust”), (vi) John H. N. Fisher, a United States citizen (“Fisher”), (vii) John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08, a trust formed under the laws of the State of California (the “Fisher Trust”), (viii) Stephen T. Jurvetson, a United States citizen (“Jurvetson”), and (ix) JABE, LLC, a California limited liability company (“JABE”).

Relationships

(1) Draper Fisher Jurvetson Fund V, L.P. (“Fund V”), is a California limited partnership. Messrs. Draper, Fisher and Jurvetson are the Managing Directors of Draper Fisher Jurvetson Management Company V, LLC, the general partner of Fund V. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(2) Draper Fisher Jurvetson Management Company V, LLC (“General Partner”). Messrs. Draper, Fisher and Jurvetson are Managing Members of the General Partner, that directly holds shares and as such, they may be deemed to have voting and investment power with respect to such shares. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(3) Draper Fisher Jurvetson Partners V, LLC (“Partners Fund LLC”) is a side-by-side fund of Fund V. The managing members of Partners Fund LLC are Messrs. Draper, Fisher and Jurvetson. Decisions with respect to Partners Fund LLC securities are made automatically in conjunction with decisions by Fund V. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(4) The Draper Living Trust is a trust formed under the laws of the State of California. Mr. Draper is the trustee of the Draper Living Trust.

(5) The Draper Trust is a trust formed under the laws of the State of California. Mr. Draper, is co-trustee of the Draper Trust.

(6) The Fisher Trust is a trust formed under the laws of the State of California. Mr. Fisher is co-trustee of the trust.

(7) JABE is a California limited liability company. Mr. Draper is managing member of JABE and has voting and investment power with respect to the shares held by JABE. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

Item 2	(a)	Name of person filing:

Draper Fisher Jurvetson Fund V, L.P.

Draper Fisher Jurvetson Management Company V, LLC

Draper Fisher Jurvetson Partners V, LLC

Timothy Draper Living Trust

The Timothy Cook Draper 2010 Annuity Trust

John H. N. Fisher

John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08

Stephen T. Jurvetson

JABE, LLC

Item 2	(b)	Address of principal business office or, if none, residence:

2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

Item 2	(c)	Citizenship:

Draper Fisher Jurvetson Fund V, L.P.	California
Draper Fisher Jurvetson Management Company V, LLC	California
Draper Fisher Jurvetson Partners V, LLC	California
Timothy Draper Living Trust	California
The Timothy Cook Draper 2010 Annuity Trust	California
John H. N. Fisher	United States
John H. N. Fisher and Jennifer Caldwell Living
Trust dated 1/7/00, as amended and restated on 3/27/08	California
Stephen T. Jurvetson	United States
JABE, LLC	California

Item 2	(d)	Title of class of securities:

Common Stock, par value $0.001 per share.

The Issuer registered its Common Stock on its S-1 Registration Statement filed with the SEC on July 16, 2010. Each of the Reporting Persons identified in Item 2(a) above beneficially owns Common Stock.

Item 2	(e)	CUSIP No.:

29429D103

Item 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

	(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify type of institution:

CUSIP NUMBER 29429D103	13G	Page 12 of 17 Pages

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Draper Fisher Jurvetson Fund V, L.P.

	A.	Amount Beneficially owned:

0

	B.	Percent of Class:

0%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote:

0

		2.	shared power to vote or to direct the vote:

0

		3.	sole power to dispose or to direct the disposition of:

0

		4.	shared power to dispose or to direct the disposition of:

0

Draper Fisher Jurvetson Management Company V, LLC

	A.	Amount Beneficially owned:

0

	B.	Percent of Class:

0%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote:

0

		2.	shared power to vote or to direct the vote:

0

		3.	sole power to dispose or to direct the disposition of:

0

		4.	shared power to dispose or to direct the disposition of:

0

Draper Fisher Jurvetson Partners V, LLC

	A.	Amount Beneficially owned:

0

	B.	Percent of Class:

0%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote:

0

		2.	shared power to vote or to direct the vote:

0

		3.	sole power to dispose or to direct the disposition of:

0

		4.	shared power to dispose or to direct the disposition of:

0

Timothy Draper Living Trust

	A.	Amount Beneficially owned:

315,414

	B.	Percent of Class:

1.27%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote:

67,475

		2.	shared power to vote or to direct the vote:

247,939

		3.	sole power to dispose or to direct the disposition of:

67,475

		4.	shared power to dispose or to direct the disposition of:

247,939

The Timothy Cook Draper 2010 Annuity Trust

	A.	Amount Beneficially owned:

225,660

	B.	Percent of Class:

0.91%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote:

0

		2.	shared power to vote or to direct the vote:

225,660

		3.	sole power to dispose or to direct the disposition of:

0

		4.	shared power to dispose or to direct the disposition of:

225,660

John H. N. Fisher

	A.	Amount Beneficially owned:

0

	B.	Percent of Class:

0%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote:

0

		2.	shared power to vote or to direct the vote:

0

		3.	sole power to dispose or to direct the disposition of:

0

		4.	shared power to dispose or to direct the disposition of:

0

John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08

	A.	Amount Beneficially owned:

50,199

	B.	Percent of Class:

0.20%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote:

0

		2.	shared power to vote or to direct the vote:

50,199

		3.	sole power to dispose or to direct the disposition of:

0

		4.	shared power to dispose or to direct the disposition of:

50,199

Stephen T. Jurvetson

	A.	Amount Beneficially owned:

36,834

	B.	Percent of Class:

0.15%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote:

36,834

		2.	shared power to vote or to direct the vote:

0

		3.	sole power to dispose or to direct the disposition of:

36,834

		4.	shared power to dispose or to direct the disposition of:

0

JABE, LLC

	A.	Amount Beneficially owned:

22,279

	B.	Percent of Class:

0.09%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote:

22,279

		2.	shared power to vote or to direct the vote:

0

		3.	sole power to dispose or to direct the disposition of:

22,279

		4.	shared power to dispose or to direct the disposition of:

0

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following    ☒.

Fund V and Partners Fund LLC were wound down in 2012. Fund V was dissolved effective 12/31/2012 and shares of the Issuer were distributed out to Fund V and Partners Fund’s respective limited partners and members. As of 12/31/2012 neither Fund V, the General Partner nor the Side Fund held any shares in the Issuer.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not applicable.

CUSIP NUMBER 29429D103	13G	Page 13 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2013

Draper Fisher Jurvetson Fund V, L.P.
By: Draper Fisher Jurvetson Management Company V, LLC (its General Partner)

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson Management Company V, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper Managing Director
Title:

Draper Fisher Jurvetson Partners V, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Timothy Draper Living Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

CUSIP NUMBER 29429D103	13G	Page 14 of 17 Pages

The Timothy C. Draper 2010 Annuity Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

/s/ John H. N. Fisher
John H. N. Fisher

John H. N. Fisher and Jennifer Caldwell Living
Trust dated 1/7/00, as amended and restated 3/27/08

By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Co-Trustee

/s/ Stephen T. Jurvetson
Stephen T. Jurvetson

JABE, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

CUSIP NUMBER 29429D103	13G	Page 15 of 17 Pages

Exhibit Index

Exhibit	Description

99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith